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Exhibit 10.5

NON-CIRCUMVENTION AND FINDER'S FEE AGREEMENT

        This Non-Circumvention and Finder's Fee Agreement (this "Agreement") is made and entered into as of this 10th day of December, 2003 by and between ARENA PHARMACEUTICALS, INC. (the "Company") and REEDLAND CAPITAL PARTNERS ("Reedland"), an Institutional Division Of Financial West Group, broker-dealer and member NASD/SIPC/MSRB.

W I T N E S S E T H

        WHEREAS, Reedland has agreed to introduce to the Company SAGE CAPITAL GROWTH, INC. and possibly certain other investors (collectively the "Investors") for the purpose of evaluating a potential investment in the Company and/or the Company's subsidiaries by the Investors in the sum of Thirty Million Dollars ($30,000,000) (the "Financing"); and

        WHEREAS, in order to induce Reedland to introduce the Investors to the Company, the Company has agreed, for itself, and on behalf of its directors, officers, employees, agents, advisors, affiliates or their respective representatives, to compensate Reedland in the event that any of the Investors purchases the Company's securities, upon the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

        1.    Non-Circumvention.    In the event that any of the Investors purchases the Company's securities directly from the Company, including shares of the Company's common stock (the "Common Stock" or "Common Shares"), convertible preferred stock, warrants, and/or other securities (including any convertible debt instruments) convertible into or exercisable for Common Shares (collectively, the "Securities"), the Company agrees that it will not circumvent Reedland and shall compensate Reedland in connection therewith as set forth below:

          a.    Cash Commission.    Upon the closing of the purchase of the Securities (the "Closing Date"), the Company agrees to pay Reedland a cash commission equal to Six Hundred Thousand Dollars ($600,000.00), payable by wire transfer; and

          b.    Common Stock.    Upon the Closing Date, the Company agrees to issue to Reedland, or its designees, forty-five thousand (45,000) Common Shares (the "Reedland Shares"), and to include the Reedland Shares in each Registration Statement (and prospectus) filed by the Company on behalf of the Investors; provided, that in any event, the Company shall register for resale the Reedland Shares pursuant to an effective registration statement not later than one (1) year following the Closing Date.

        2.    Non-Exclusive Agreement/Fees Not Applicable to Public Offerings.    Notwithstanding the foregoing or anything to the contrary stated herein, the Company and Reedland agree that this Agreement shall be exclusive only to the Financing and otherwise shall not prohibit the Company from entering into any other stock purchase agreement with parties other than in the Financing, nor shall this Agreement prohibit the Company from entering into any investment banking relationship, merger agreement, or underwriting agreement with any other party. In addition, no fees or compensation of any nature whatsoever shall be due or payable by the Company to Reedland in the event that any of the Investors purchases the Company's equity securities pursuant to a firm underwritten public offering by the Company.

        3.    Offering Materials/No General Solicitation.    Reedland will use no offering materials or other information and data regarding the Company other than the Company's publicly filed reports and only such other materials as the Company will have approved prior to their use, nor shall Reedland do any advertising or make any general solicitation on behalf of the Company in connection with the offering of the Securities to the Investors by the Company.

        4.    Press Release/SEC Filings.    The Company agrees that it shall reference Reedland as placement agent and/or advisor to the Company in the press release (if any) made by the Company regarding the sale of the Securities to the Investors; provided, however, that any such reference to Reedland in any press release, SEC filings, or other communications issued by the Company will refer to Reedland as "Reedland Capital Partners, an Institutional Division of Financial West Group".

        5.    Term.    The term of this Agreement shall commence on the date hereof and shall continue in effect for a period of sixty (60) days.

        6.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, and any disputes arising hereunder will be adjudicated in federal and state court situated therein. The Company hereby irrevocably agrees to submit to such venue in California and to the personal and subject matter jurisdiction of said courts. To the extent any dispute arises between the parties hereto regarding any of the subject matter hereof, the prevailing party in any action or proceeding brought in connection therewith will be entitled to reasonable attorneys' fees and court costs from the losing party.

        7.    Entire Agreement.    This is the entire agreement between the parties and supersedes all prior negotiations or agreements. Any modifications to this Agreement must be made in writing and signed by the parties.

        8.    Indemnification.    The Company shall indemnify and hold harmless Reedland and its officers, directors, agents and employees from any loss, damage or liability resulting from Company's violation of the terms of this Agreement or any agreement between the Company and the Investors regarding the offering and/or sale of the Company's Securities. Such indemnification provisions shall survive the consummation, cancellation, or abandonment of the proposed transaction.

        9.    Advisor.    Reedland agrees to advise the Company's board of directors and/or a committee of independent directors in evaluating the fairness of the Financing from the point of view of the Company and its stockholders.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date and year first above written.

REEDLAND CAPITAL PARTNERS An Institutional Division of Financial West Group		ARENA PHARMACEUTICALS, INC.

By:	/s/ THOMAS J. GRIESEL Thomas J. Griesel Senior Vice President 30 Sunnyside Avenue Mill Valley, CA 94941	By:	/s/ JACK LIEF Jack Lief President and Chief Executive Officer 6166 Nancy Ridge Drive San Diego, CA 92121

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  Exhibit 10.5
NON-CIRCUMVENTION AND FINDER'S FEE AGREEMENT